Exhibit 10.18

RESTRICTED STOCK UNIT GRANT AGREEMENT

THIS AGREEMENT, made as of this      day of              20     between Sovereign Holdings, Inc. (the “Company”) and              (the “Participant”).

WHEREAS, the Company has adopted and maintains the Sovereign Holdings, Inc. 2012 Management Equity Incentive Plan (the “Plan”) to promote the interests of the Company and its Affiliates and stockholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of and provide services for the Company or its Affiliates and to improve the growth and profitability of the Company;

WHEREAS, the Plan provides for the Grant to Participants of Restricted Stock Units (“RSUs”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.	Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant RSUs.

2.	Grant Date. The Grant Date of the RSUs is .

3.	Vesting of RSUs. Twenty-five percent (25%) of the RSUs shall vest on March 15 in each of calendar years 2014, 2015, 2016 and 2017 (each, a “Vesting Date”) if, as of the end of the Company’s most recent fiscal year ending prior to such Vesting Date, the Company has achieved at least ninety-five percent (95%) of the EBITDA target for such fiscal year determined by the Board, consistent with the annual business plan for such fiscal year, on or before the ninetieth (90th) day of such fiscal year, subject in each case to the Participant’s continued Employment through each such Vesting Date.

Notwithstanding the foregoing, in the event the Participant has a Qualifying Termination following a Change in Control and such termination occurs on or after March 15, 2013 , the RSUs that would have vested on the first Vesting Date immediately following such Qualifying Termination will vest on the scheduled Vesting Date if the Company has achieved at least ninety-five percent (95%) of the EBITDA target for the Company’s most recent fiscal year ending prior to such Vesting Date, as determined by the Board or the board of directors or compensation committee of the surviving corporation, as applicable.

In the event that ninety-five percent (95%) of the applicable EBITDA target for any fiscal year is not achieved as determined by the Board or the board of directors or compensation committee of the surviving corporation, as applicable, then the portion of the RSUs that would have vested on such Vesting Date will be forfeited immediately as of such determination. In addition, in the event the Participant’s employment terminates prior to the applicable Vesting Date for any RSUs for any reason other than as set forth above in respect of a Qualifying Termination following a Change in Control, such unvested RSUs will be immediately forfeited as of such termination of employment.

Settlement of any RSUs granted hereunder will be made in the form of shares of Common Stock no later than the fifteenth day of the third month following the last day of the year in which the RSUs vest (each such date, a “Settlement Date”), provided that the Participant has executed the Management Stockholders’ Agreement in the form provided by the Company. For purposes of clarification, if a Participant’s employment terminates after the applicable Vesting Date of any RSUs but prior to the Settlement Date of such RSUs (including as a result of a Qualifying Termination following a Change in Control), such RSUs will remain vested and be subject to settlement by the Company.

4.	Rights as a Shareholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock covered by or relating to the RSUs until the date of issuance to the Participant of a certificate or other evidence of ownership representing such shares of Common Stock in settlement thereof. For purposes of clarification, the Participant shall not have any voting or dividend rights with respect to shares of Common Stock to be issued on vesting and settlement of outstanding RSUs.

5.	Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of this Plan, as interpreted by the Board, shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

6.	Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action. No provision of this Agreement shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

7.

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

8.	Limitation on Transfer. Prior to the applicable Settlement Date, this award of RSUs, or any portion thereof, may not be transferred, assigned, pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability, unless approved in writing by the Board prior to any such action.

9.	Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

10.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

12.	Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board in respect of the Plan, this Agreement and the RSUs shall be final and conclusive. The Participant further acknowledges that, prior to the existence of a Public Market, no shares of Common Stock shall be issued or recorded in the name of the Participant unless and until the Participant has executed the Management Stockholders’ Agreement and the Participant hereby agrees to be bound thereby. In the event the Participant has not executed or previously become party to the Management Stockholders’ Agreement on or before the applicable Settlement Date, the shares of Common Stock that would be issued on such Settlement Date shall be forfeited and the Participant shall have no right to receive any such shares of Common Stock.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement, the Plan and the Management Stockholders’ Agreement as of the day and year first written above.

Sovereign Holdings, Inc.

By:
Title:

[Participant’s name]